PROSPECTUS SUPPLEMENT
   (To Prospectus Dated September 19, 1997)

                                  91,408 Shares

                                    SUPERIOR

                                  Common Stock

             This Prospectus Supplement pertains to the offer and sale of up to 91,408 shares of Common Stock, par value $0.01 per share (the "Common Stock"), of Superior Services, Inc. (the "Company") by or for the account of Frederick Michael Teter and Deanna Teter, Husband and Wife ("Selling Shareholders").

             This Prospectus Supplement does not contain complete information regarding the offering of Common Stock by the Selling Shareholders and should be read only in conjunction with the Prospectus annexed hereto.

             The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Shareholders.

             See "Risk Factors" commencing on page 3 of the Prospectus for a discussion of certain factors that should be considered by investors in evaluating an investment in the Common Stock offered hereby.
                            ________________________

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ________________________

             The Common Stock may be offered from time to time in negotiated transactions or otherwise at market prices prevailing at the time of each sale, subject to the right to reject any order in whole or in part.

                           Information with Respect to
                              Selling Shareholders
                                                                   Number of
                                       Number of                    Shares
                                         Shares                    of Common
                                       of Common                   Stock to
                                      Stock Owned     Number of    be Owned
                                          Prior to     Shares        After
                  Name                Offering      Offered        Offering

    Frederick Michael Teter and         91,408 1       91,408          0
    Deanna Teter, Husband and Wife1
   _________________________________


              1   The Selling Shareholders acquired their shares of Common
   Stock from the Company in consideration for the Selling Shareholder's ownership interest in Teter Sanitary Landfill and Refuse Hauling, Inc. The acquisition was completed on October 23, 1997.

            The date of this Prospectus Supplement is April 7, 1998.